Exhibit 16.01
Letter from Chisholm, Bierwolf & Nilson, LLC
US Wireless Online, Inc.

March 20, 2007

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K dated March 20, 2007 of US Wireless Online, Inc. Filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours truly,

By: /s/ Chisholm, Bierwolf & Nilson

Chisholm, Bierwolf & Nilson, LLC